Exhibit 99.1

May 18, 2007

Robert Barnard
Stark Investments
3600 South Lake Drive
St. Francis, Wisconsin 53235

Timothy S. Durham
111 Monument Circle, Suite 4800
Indianapolis, Indiana 46204

Raul Marcelo Claure
2010 NW 84 Avenue
Miami, Florida  33122

Brian Ladin
Bonanza Master Fund Ltd.
300 Crescent Court, Suite 250
Dallas, Texas 75201

Richard D. Squires
SPI Holdings, LLC
100 Crescent Court, Suite 450
Dallas, Texas 75201

Manoj Rajegowda
MC Investments Partnership
12625 High Bluff, Suite110G
San Diego, California 92130

Steve Moorehead
Moorehead Communications, Inc.
P.O. Box 1870
Marion, Indiana 46952

Gentlemen:

Members of the Board of Directors and management of CLST Holdings, Inc. (formerly known as CellStar Corporation) have met and/or spoken with each of you in an attempt to respond to those of you who communicated with us and to determine your views on how the Company should proceed with the liquidation process and the composition of the Board of Directors. You have been advised that the Company intends to hold an annual stockholders meeting to elect the entire Board of Directors.

As described in the Company’s proxy statement for the special stockholders meeting held March 28, 2007, the Company’s directors intend to make distributions, including the $1.00 dividend, to stockholders as promptly as possible.  However, the amount and timing of the distributions are subject to uncertainties and depend on the resolution of contingencies, including the SEC investigation.

The Board does not intend to make any distribution until the SEC investigation is resolved for two reasons. First, members of the Board could be jointly and severally liable if the Company were to make distributions to stockholders and subsequently there were insufficient assets to pay all remaining creditors.  Since we have no way of knowing what, if any, fine or penalty the SEC may assess against the Company, we do not know how much cash to retain to satisfy any such potential liability.

The second reason that the Board intends to wait until the SEC investigation is resolved before making distributions is the possibility that stockholders might be liable under fraudulent transfer laws to return the amount of distributions received if, after making the distributions, the Company were to have insufficient assets to pay its remaining creditors.

For these and the other reasons set forth in the proxy statement, the Board intends to liquidate the Company in the manner described in the proxy statement.  We intend to focus on costs and talent in our recommendations for directors and management to carry out the plan of dissolution approved at the special stockholder meeting.

Our discussions with each of you indicate to us a lack of consensus among you as to how the Board and the Company should proceed. All of you would like to receive distributions without waiting for the resolution of the SEC investigation. However, there was no unanimity on the following issues:  whether there should be a new Board of Directors committed to making distributions without waiting for resolution of the SEC investigation, whether there should be a new Board to otherwise manage the liquidation of the Company, the number of directors that should constitute a new Board and who they should be, and your willingness to participate in a proxy contest to elect a new Board.

The Board would have no objection to considering the election of a new slate of directors who we can be assured would represent the interests of all stockholders.  Consequently, the Board proposes the following:

1.             You and other stockholders you may choose to contact, submit to the Board a slate of nominees for director that you would like the Board to consider nominating in the Company’s proxy statement for the annual meeting.

2.             The Board would like the slate to have the written support of holders of a majority of outstanding shares of the Company’s common stock. The Board will consider a slate having the support of a lesser amount of common stock if the Board can be satisfied that the number of shares supporting the slate would, if voted at the annual meeting, be sufficient to ensure the election of the slate against any other slate of nominees.

3.             The slate would be accompanied by a description of the qualifications of each nominee, his or her affiliations with any stockholders, his or her plans for conducting the liquidation of the Company, including a commitment to the payment of all of the net proceeds to stockholders, and other information required by Article 9(c) of the Company’s Amended and Restated Certificate of Incorporation or the SEC’s proxy rules.

4.             Grant Thornton, the Company’s auditors, have indicated some concern and uncertainty about continuing as the Company’s auditors if a new Board is elected.  The nominees should explain how they would address this issue, which could conceivably cause a delay in SEC filings.

5.             Sherri Gunn, the Company’s CEO and CFO, has expressed similar concerns.  The nominees should discuss how they would address this issue.

If a slate is submitted under these circumstances, the Board will give serious consideration to proposing those persons as the only nominees for election in the Company’s proxy statement for the annual meeting.

The Company can provide to you at your request a list of record holders of the Company’s common stock prepared for the special meeting held March 28, 2007.

If you do not desire to submit a slate as described above, the Nominating Committee of the Board will recommend its proposed slate of directors to the Board, and the Board will submit to stockholders its nominated slate of directors for election.

For purposes of keeping all stockholders apprised of these developments, the Company will file this letter on a Form 8-K.

We look forward to hearing from you by June 1.  Although the Company announced its intention to hold the annual stockholders meeting on or before June 29, we do not believe it will be feasible to do so.  However, we anticipate that the meeting will be held during July.

If you have any questions, please contact Sherri Gunn at 972-462-3557.

Very truly yours,

/s/ Dale V. Kesler
Dale V. Kesler
Chairman of the Board of Directors
CLST Holdings, Inc.

In connection with the annual meeting, the Company intends to file a proxy statement and other materials with the SEC. Stockholders of the Company are advised to read the proxy statement and any other relevant documents filed with the SEC when they become available because those documents will contain important information about the proposed transaction.  Stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and the Company’s other filings with the SEC, may also be obtained from the Company by directing a request to CLST Holdings, Inc., 601 S. Royal Lane, Coppell, Texas 75019, Attention: Secretary, or by visiting the Company’s website at http://www.clstholdings.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the annual meeting. Information regarding the Company’s directors and executive officers is available in Amendment No. 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2005 filed with the SEC on March 30, 2006 and on Form 8-Ks filed with the SEC on April 13, 2007, and April 16, 2007 . Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.